EXHIBIT 5.1

[Letterhead of Opinion of Mitsui, Yasuda, Wani & Maeda]

October 16, 2003

ORIX Corporation
22-8, Shiba 3-chome
Minato-ku, Tokyo 105-8683
Japan

Dear Sirs:

     In connection with the Registration Statement on Form F-3 which you filed under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission on October 16, 2003 (the “Registration Statement”) to register U.S.$500,000,000 aggregate principal amount of (i) shares of your common stock (the “Common Shares”), (ii) shares of preferred stock (the “Preferred Shares”), (iii) senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), (iv) warrants in the form of stock acquisition rights (the “Warrants”) and (v) depositary interests, as may be issued by a depositary holding a global security issued by you (a “Global Security”) pursuant to a deposit agreement between you and the depositary (the “Deposit Agreement”), representing a number of Debt Securities convertible into Common Shares, (the “Depositary Interests”), you have asked us to furnish our opinion to be filed as an exhibit to the Registration Statement. For such purpose, we have reviewed the provisions of your Articles of Incorporation and such other documents and investigated such questions of law as we have deemed necessary or advisable.

     On the basis of such review, we advise you that we are of the opinion that:

1.     The Common Shares, if and when issued upon a resolution in full force and effect duly adopted or consented to by your Board of Directors or by an authorized executive officer (shikkou-yaku) (a “Board Resolution”) in accordance with the provisions of the Commercial Code of Japan and your Articles of Incorporation following the payment of subscription money therefor, will be legally issued, fully paid and non-assessable.

2.     The Preferred Shares, if and when issued after amendment to your Articles of Incorporation to permit the issuance of such Preferred Shares and upon a Board Resolution in accordance with the provisions of the Commercial Code of Japan and your Articles of Incorporation following the payment of subscription money therefor, will be legally issued, fully paid and non-assessable; and

3.     The Debt Securities, if and when issued upon a Board Resolution in accordance with the provisions of the Commercial Code of Japan and your Articles of Incorporation, following the payment of subscription money therefor, will be binding obligations of you.

     The foregoing opinion is limited to the laws of Japan, and we express no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we also consent to reference made to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely,

/s/ MITSUI, YASUDA, WANI & MAEDA

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